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                                  Exhibit 99.2

               HIENERGY RECEIVES CAPITAL INJECTION OF $1.6 MILLION

IRVINE, Calif., Oct 29, 2002 -- HiEnergy Technologies, Inc. (OTC Bulletin Board:
HIET) today announced that it has completed a private placement of approximately
1.2 million common shares with 20% warrant coverage based on the number of shares purchased for gross proceeds of $1,622,400. The warrants have an exercise price of $2.50 per share and expire on October 29, 2005. Accredited investors subscribed to the placement.

Shares associated with this placement have registration rights and are subject to sale restrictions under Rule 144 of the Securities Act.

The offering and sale of the common stock and warrants was not registered under the Securities Act of 1933, as amended, and the common stock and warrants were offered and sold in the United States pursuant to an exemption from registration requirements. This disclosure is not an offer of securities or a solicitation of an offer to buy securities.

Proceeds from the private placement will be used to further develop HiEnergy's patent-pending stoichiometric technology and for general working capital.

ABOUT HIENERGY TECHNOLOGIES, INC.

HiEnergy Technologies, Inc. has patent pending stoichiometric explosive detection technology that remotely determines the chemical formula of concealed substances, including explosives, biological weapons, and illegal drugs. "Stoichiometric" means detection that deciphers the chemical formula of unknown substances through barriers in a short period of time. The systems HiEnergy is developing may have applications in several markets, including airport security screening, bio-weapons detection, landmine detection, and contraband detection, in addition to chemical and petrochemical industry applications. HiEnergy's technology has been developed through several years of research and under grants from the Department of Defense and the US Customs agency.

FORWARD-LOOKING STATEMENT

The matters discussed in this press release may contain "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements can be identified by the use of forward- looking terminology such as "believes", "could", "plans", "expects", "may", "will",
"intends", "should", or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. The safe harbor provisions of Section 21E of the Securities Exchange Act or 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, apply to forward-looking statements made by HiEnergy Technologies, Inc. You should not place undue reliance on forward-looking statements. Forward-looking statements involve risks and uncertainties. The actual results that HiEnergy Technologies, Inc. achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These forward-looking statements are based on current expectations, and HiEnergy Technologies, Inc. assumes no obligation to update this information. Readers are urged to carefully review and consider the various disclosures made by HiEnergy Technologies, Inc. in its reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect its business.

FOR FURTHER INFORMATION, please contact HiEnergy Corporate Communications, +1-866-642-6267, hiet@primorisgroup.com.


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